Exhibit 1.01
Celanese Corporation
Conflict Minerals Report

Introduction
This Conflict Minerals Report ("Report") of Celanese Corporation ("Celanese") is filed pursuant to Rule 13p-1 and Form SD ("Rule") promulgated under the Securities Exchange Act of 1934, as amended. This Report covers the reporting period from January 1, 2023, to December 31, 2023. The Rule provides that companies manufacturing or contracting to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products must conduct in good faith a reasonable country of origin inquiry regarding those specified minerals that is reasonably designed to determine whether any of the specified minerals originated in certain covered countries. The specified minerals include columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives (tantalum, tin, and tungsten), collectively known as "Conflict Minerals." The "Covered Countries" include the Democratic Republic of the Congo and adjoining countries.

Product Scope
The Report pertains to products manufactured or contracted to be manufactured by Celanese for which Conflict Minerals are necessary to the functionality or production.

Reasonable Country of Origin Inquiry (“RCOI”)
Celanese conducted a good faith RCOI to determine the origin of Conflict Minerals in its products. This involved identifying product categories likely to contain Conflict Minerals through product specifications and other information known to Celanese, identifying and contacting each supplier of such minerals, and assessing whether the minerals were sourced from a Covered Country or from recycled or scrap materials. Three Conflict Minerals—gold, tin, and tantalum—were identified through this process.

Gold: Gold is a chemical component of catalysts used in the manufacture of certain of Celanese’s products. Celanese (i) identified its suppliers of, and lessors that trade in, gold used in its catalysts and (ii) obtained certifications or written confirmations from these suppliers and lessors indicating that the gold did not originate from any Covered Country or that the suppliers and lessors were members of the London Bullion Market Association (“LBMA”), adhering to the LBMA’s responsible sourcing program.

Tin, gold, or tantalum: Celanese identified products from its Engineered Materials business containing tin, gold, or tantalum. Twenty two suppliers were identified, and Conflict Minerals Reporting Templates (“CMRTs”) were sent to these suppliers as part of the due diligence process. Responses indicated that the Conflict Minerals used in Celanese products were either conflict-free or were sourced from smelters audited and validated by the Responsible Minerals Assurance Process (“RMAP”).

Some of the CMRT responses Celanese received from its suppliers were made on a company-level basis and did not provide detail as to source and chain of custody for the specific quantities of Conflict Minerals that were actually supplied to Celanese. As a result, Celanese does not possess sufficient information to draw definitive conclusions as to the exact smelter, country of origin, mine location or location of origin of the tin contained in our in-scope products. For all companies downstream from such suppliers (in particular those several steps removed from the original mines or smelters), it may be difficult to know the ultimate country or location of origin of the mine from which the Conflict Minerals originated.

Due Diligence Process
Celanese followed the due diligence framework outlined by the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. This included:
- Identifying Suppliers: Contacting suppliers and requesting information through CMRTs.
- Assessing Responses: Evaluating supplier responses to determine the source and chain of custody of Conflict Minerals.
- Follow-up Actions: Engaging with suppliers who did not provide timely or complete responses.

Results of Due Diligence
Celanese does not purchase Conflict Minerals directly from mines or smelters and relies on its direct suppliers to ensure responsible sourcing. The supply chains are complex, involving many third parties between the ultimate manufacture of the products and the original sources of the Conflict Minerals. The identified products in the Celanese’s portfolio are used in various industrial applications. Based on supplier responses, Celanese believes that the Conflict Minerals necessary to the functionality or production of products manufactured, or contracted to be manufactured, by Celanese during calendar year 2023 were either:
- From countries other than the Covered Countries,
- From recycled or scrap sources, or
- Validated as conflict-free by the Responsible Minerals Initiative (“RMI”).

Celanese directly contacted its raw material suppliers and received supplier declarations or completed CMRTs that denoted the Conflict Minerals used in Celanese products were either certified to be conflict free or sourced from smelters and refineries that had been audited and validated by the RMAP. The list of smelters is included below:

Metal	Smelter	Country
Tin	Minsur	PERU
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	White Solder Metalurgica	BRAZIL
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fabrica Auricchio Industria e Comercio Ltda.	BRAZIL
Tin	ENAF	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Dowa	JAPAN
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Thaisarco	THAILAND
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Aurubis Beerse	BELGIUM
Tin	Fenix Metals	POLAND
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	CHINA

Tin	PT Timah Tbk Kundur	INDONESIA
Gold	Royal Canadian Mint	CANADA
Gold	MKS PAMP SA	SWITZERLAND
Tin	Alpha	UNITED STATES OF AMERICA
Tin	Aurubis Beerse	BELGIUM
Tin	Aurubis Berango	SPAIN
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CRM Synergies	SPAIN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA

Celanese is committed to preventing the use of Conflict Minerals that fund armed conflict in the Covered Countries. The Company’s Statement of Responsible Sourcing of Minerals is available at its website at https://www.celanese.com/en/legal/conflict-minerals-policy-and-disclosure. This Statement aligns with the Company’s Sustainable Procurement policy, which is available at its website at https://www.celanese.com/-/media/cewebjssapp/project/documents/celanese-sustainable-procurement-policy.pdfundefined. As part of its ongoing risk management and assessment program, the Company has taken the following steps: (i) obtain a membership in the Responsible Minerals Initiative and (ii) integrated the Mobility & Materials business of DuPont de Nemours, Inc. into Celanese’s enterprise resource planning system; and intends to continue the due diligence measures described in this Report.